Exhibit (h) 1.9

AMENDMENT NO. 1 TO

TRANSFER AGENCEY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement is made as of August 31, 2011 by and between Russell Exchange Traded Funds Trust (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”).

WHEREAS, the Fund and the Transfer Agent entered into a Transfer Agency and Service Agreement dated April 15, 2011 (the “Agreement”);

WHEREAS, the Fund and the Transfer Agent desire to amend Section 4 of the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	REVISED SECTION 4

Section 4 is hereby replaced in its entirety as follows:

4.	Representations and Warranties of the Trust

The Trust represents and warrants to the TA that:

It is duly organized and existing and in good standing under the laws of the State of Delaware.

It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

It is an open-end management investment company registered under the 1940 Act.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Trusts has become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

2.	CONTINUING AGREEMENT

Except as expressly amended by this Amendment to the Agreement, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

RUSSELL EXCHANGE TRADED FUNDS TRUST		STATE STREET BANK AND TRUST COMPANY

By: /s/ Mark Swanson		By: /s/ Michael F. Rogers
Name:	Mark Swanson	Name:	Michael F. Rogers
Title:	Treasurer	Title:	Executive Vice President